Filed by The Procter & Gamble Company
Commission File No: 001-00434
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: The Procter & Gamble Company
Commission File No: 001-00434

News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G ANNOUNCES PRINGLES SALE TO CLOSE BY JUNE 2012

CINCINNATI, Nov. 1, 2011 - The Procter & Gamble Company (NYSE:PG) today announced that the sale of Pringles to Diamond Foods, Inc. (NYSE: DMND) has moved from the front half to the back half of its fiscal year.

The deal had been expected to close in December 2011, and is now expected to close before the end of June 2012.  The delay is necessary to allow Diamond Foods to complete an accounting investigation that it announced today. While Procter & Gamble remains committed to the transaction, the Company believes it is important this matter be fully understood and resolved before proceeding.

Timing of this transaction will not affect the timing of P&G’s planned restructuring. Updated guidance which reflects restructuring perspective will be provided shortly.

About Procter & Gamble
P&G serves approximately 4.4 billion people around the world with its brands. The Company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Fairy®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun®, Fusion®, Ace®, Febreze®, and Ambi Pur®. The P&G community includes operations in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

Additional Information
Diamond Foods and The Wimble Co., P&G's wholly owned subsidiary formed for purposes of the distribution of the Pringles business, have filed registration statements with the U. S. Securities and Exchange Commission ("SEC") registering the shares of Pringles common stock and shares of Diamond Foods common stock to be issued to P&G shareholders in connection with the transaction. In connection with the exchange offer for shares of Pringles common stock, P&G will file a tender offer statement with the SEC.  Investors are urged to read the proxy statement, registration statements, the tender offer statement and any other relevant documents when they become available because they will contain important information about Diamond Foods, Pringles and the proposed transaction. The proxy statement, registration statements, tender offer statement and other documents relating to the proposed transaction can be obtained free of charge from the SEC's website at www.sec.gov. The documents can also be obtained free of charge from P&G upon written request to The Procter and Gamble Company, Shareholder Services Department, P.O. Box 5572, Cincinnati, Ohio 45201-5572 or by calling (800) 742-6253, or from Diamond Foods upon written request to Diamond Foods, Inc., Investor Relations, 600 Montgomery Street, San Francisco, California 94111 or by calling (415) 445-7444.

       This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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P&G Media Contact:
Paul Fox, 513.983.3465

P&G Investor Relations Contact:
John Chevalier, 513.983.9974